Lincoln Benefit Life Company
                  Lincoln Benefit Life Variable Annuity Account

                       Supplement, dated January 14, 2005,
                                       to
              The Consultant Solutions Variable Annuity Prospectus
                                dated May 1, 2004

This supplement amends certain disclosure contained in the above-referenced prospectus for certain variable annuity contracts ("Contracts") issued by Lincoln Benefit Life Company.

We have received notice that the Board of Trustees ("Board") of PIMCO Advisors VIT ("Fund") has approved the liquidation, on or about April 29, 2005 (the "Closing Date"), of the following Fund portfolios:

            NFJ Small Cap Value Portfolio PEA Science and Technology Portfolio (collectively the "NFJ and PEA Portfolios")

The Board based its decision, in part, upon the fact that the NFJ and PEA Portfolios are relatively small in asset size and have failed to garner significant exposure in the variable contract market. In addition, the Board believes the outlook for future growth of the NFJ and PEA Portfolios is not encouraging.

Due to the liquidation of the NFJ and PEA Portfolios, we will no longer accept new premiums for investment in, nor will we permit transfers to, the NFJ Small Cap Value Portfolio Sub-Account or the PEA Science and Technology Portfolio Sub-Account ("NFJ and PEA Sub-Accounts") on or after April 29, 2005. Because the NFJ and PEA Sub-Accounts will no longer be offered as an investment alternative as of the Closing Date, you may wish to transfer, prior to April 29, 2005 some or all of your interests in the NFJ and PEA Sub-Accounts to the other investment alternatives currently offered by your Contracts.

Any value remaining in the NFJ and PEA Sub-Accounts will be transferred automatically, as of the Closing Date, to the PIMCO VIT Money Market Sub-Account, an investment alternative already available under your Contracts.

Prior to the Closing Date, you may transfer some or all of your interests that are presently allocated to the NFJ and PEA Sub-Accounts to other investment alternatives currently offered under your Contracts. These transfers are not subject to a transfer fee and will not count towards the 12 transfers you can make per Contract Year.

If you currently have allocations made to the NFJ and PEA Sub-Accounts through automatic additions, automatic portfolio rebalancing, dollar cost averaging or systematic withdrawal programs, your allocations in these programs will also need to be changed. If you do not change these allocations to other investment alternatives currently available under your Contract, any allocations to the NFJ and PEA Sub-Accounts will be automatically allocated, as of the Closing Date, to the PIMCO VIT Money Market Variable Sub-Account.

If you currently have the Accumulation Benefit Option, Guarantee Option 2, Model Portfolio Option 2, and are invested in the NFJ and/or PEA Sub-Accounts, your investments in those Sub-Accounts will be transferred automatically, as of the Closing Date, to the PIMCO VIT Money Market Sub-Account. The percentage allocation investment requirements for Model Portfolio Option 2 are 10% in Category A, 20% in Category B, 50% in Category C and 20% in Category D. The PIMCO VIT Money Market Sub-Account is a Category A Sub-Account and the NFJ and PEA Sub-Accounts are Category D Sub-Accounts. Failure to meet the investment requirements may result in cancellation of the Accumulation Benefit Option.

If your interests in the NFJ and PEA Sub-Accounts are transferred automatically on the Closing Date to the PIMCO VIT Money Market Variable Sub-Account, for 60 days following the Closing Date, you may transfer your interests in the PIMCO VIT Money Market Variable Sub-Account to any other investment alternative(s) available under your Contracts, subject to the investment requirements of the Accumulation Benefit Option. This transfer is not subject to a transfer fee and will not count towards the 12 transfers you can make per Contract Year.

We will send you a confirmation that shows the amount that we credited to the PIMCO VIT Money Market Variable Sub-Account or to the investment alternative that you chose and the date of the transaction. For additional information on how to transfer to another investment alternative, or how to make a change to your current allocation(s), please contact your financial representative or call our Customer Service Center at the number listed below.

Attached, as Appendix A, is a list of the Portfolios and Fixed Account Investment Alternatives currently available under your Contract.

Attached, as Appendix B is a list of the Portfolios currently available under Category D of Model Portfolio Option 2, Guarantee Option 2, of the Accumulation Benefit Option.

Please keep this supplement for future reference together with your prospectus.

               Number for Customer Service Center: 1-800-865-5237

                                   Appendix A

The Consultant Solutions Variable Annuity contracts offer a variety of Investment Alternatives that encompass investment choices ranging from aggressive to conservative. Below is a listing of the Portfolios and Fixed Account Investment Alternatives currently available. Also included is the investment objective for each Portfolio.

For more complete information about each Portfolio, including expenses and risks associated with the Portfolio, please refer to the relevant prospectus for the Portfolio.

                                   Portfolios

AIM V.I. Basic Value Fund (Series II)
Seeks long-term growth of capital.

AIM V.I. Capital Appreciation Fund (Series II)
Seeks growth of capital.

AIM V.I. Dent Demographic Trends Fund (Series II)
Seeks long-term capital appreciation.

AIM V.I. Mid Cap Core Equity Fund  (Series II)
Seeks long-term growth of capital.

AIM V.I. Premier Equity Fund (Series II)
Seeks long-term growth of capital.  Income is a secondary objective.

Alger American Growth Portfolio (Class S) Seeks long-term capital appreciation.

Alger American Leveraged Allcap Portfolio (Class S) Seeks long-term capital appreciation.

Alger American MidCap Growth Portfolio (ClassS) Seeks long-term capital appreciation.

Fidelity VIP Asset Manager/SM/ Portfolio (Service Class 2) Seeks high total return with reduced risk over the long term.

Fidelity VIP Contrafund(R) Portfolio (Service Class 2) Seeks long-term capital appreciation.

Fidelity VIP Equity-Income Portfolio B (Service Class 2) Seeks reasonable income.

Fidelity VIP Growth Portfolio (Service Class 2) Seeks capital appreciation.

Fidelity VIP Index 500 Portfolio (Service Class 2)
Seeks investment results that correspond to the total return of common stocks publicly traded in the United States, as represented by the Standard & Poor's 500 /SM/ Index (S&P 500(R)).

Fidelity VIP Investment Grade Bond Portfolio (Service Class 2)
Seeks as high a level of current income as is consistent with the preservation of capital.

Fidelity VIP Money Market Portfolio (Service Class 2)
Seeks as high a level of current income as is consistent with preservation of capital and providing liquidity.

Fidelity VIP Overseas Portfolio (Service Class 2) Seeks long-term growth of capital.

Janus Aspen Series Balanced Portfolio (Service Shares)
Seeks long-term capital growth, consistent with preservation of capital and balanced by current income.

Janus Aspen Series Capital Appreciation Portfolio (Service Shares) Seeks long-term growth of capital.

Janus Aspen Series Foreign Stock Portfolio (Service Shares) Seeks long-term growth of capital.

Janus Aspen Series Mid Cap Value Portfolio (Service Shares) Seeks capital appreciation.

Janus Aspen Series Risk-Managed Core Portfolio (Service Shares) (formerly Risk-Managed Large Cap Core Portfolio) Seeks long-term growth of capital.

MFS High Income Series  (Service Class)
Seeks high current income by investing primarily in a professionally managed diversified portfolio of fixed income securities, some of which may involve equity features.

MFS Investors Growth Stock Series (Service Class)
Seeks long-term growth of capital and future income rather than current income.

MFS Investors Trust Series (Service Class)
Seeks long-term growth of capital with a secondary objective to seek reasonable current income.

MFS New Discovery Series (Service Class)
Seeks capital appreciation.

MFS Total Return Series (Service Class)
Seeks to provide above-average income (compared to a portfolio invested entirely in equity securities) consistent with the prudent employment of capital and secondarily to provide a reasonable opportunity for growth of capital and income.

MFS Value Series (Service Class) Seeks capital appreciation and reasonable income.

PAVIT OpCap Balanced Portfolio Seeks growth of capital and investment income.

PAVIT PEA Renaissance Portfolio Seeks long term capital appreciation and income.

Oppenheimer Global Securities Fund / VA (Service Shares) Seeks long-term capital appreciation.

Oppenheimer Main Street Small Cap Fund / VA (Service Shares) Seeks capital appreciation.

PIMCO VIT Foreign Bond Portfolio (U.S. Dollar-Hedged) (Administrative Series) Seeks to maximize total return, consistent with preservation of capital and prudent investment management.

PIMCO VIT Money Market Portfolio (Administrative Series)
Seeks to maximize current income, consistent with preservation of capital and daily liquidity.

PIMCO VIT Real Return Portfolio (Administrative Series)
Seeks maximum real return, consistent with preservation of real capital and prudent investment management.

PIMCO VIT Total Return Portfolio
Seeks to maximize current income, consistent with preservation of capital and prudent investment management.

RYDEX VT Sector Rotation Fund Seeks long-term capital appreciation.

Salomon Brothers All Cap Fund (Class II)
Seeks capital appreciation through investment in securities that the investment manager believes have above-average capital appreciation potential.

Salomon Brothers Variable High Yield Bond Fund (Class II) Seeks to maximize total return, consistent with the preservation of capital.

Salomon Brothers Variable Investors Fund (Class II) Seeks long term growth with current income as a secondary objective.

T. Rowe Price Blue Chip Growth Portfolio - II
Seeks long term capital growth with income as a secondary objective.

T. Rowe Price Equity Income Portfolio II
Seeks substantial dividend income as well as long-term growth of capital.

Van Eck Worldwide Absolute Return Fund
Seeks consistent absolute (positive) returns in various market cycles.

Van Eck Worldwide Emerging Markets Fund
Seeks long-term capital appreciation by investing primarily in equity securities in emerging markets around the world.

Van Eck Worldwide Hard Assets Fund
Seeks long-term capital appreciation by investing primarily in "hard asset securities." Income is a secondary consideration.

Van Kampen UIF Equity Growth Portfolio (Class II)
Seeks long-term capital appreciation by investing primarily on growth-oriented equity securities of large capitalization companies.

Van Kampen UIF Real Estate Portfolio (Class II)
Seeks above average current income and long-term capital appreciation.

Van Kampen LIT Aggressive Growth Portfolio (Class II) Seeks capital growth.

Van Kampen LIT Government Portfolio (Class II) Seeks high current return consistent with preservation of capital.

Van Kampen LIT Growth And Income Portfolio (Class II) Seeks long-term growth of capital and income.

                              Fixed Account Options

Some fixed account options are not available in all states.

Standard Fixed Account Option

Market Value Adjusted Fixed Account Option

Appendix B

Below is a listing of the Portfolios currently available under Category D of Model Portfolio Option 2, Guarantee Option 2, of the Accumulation Benefit Option.

                                   Portfolios

Fidelity VIP Overseas Portfolio (Service Class 2)

Janus Aspen Series Foreign Stock Portfolio (Service Shares)

Oppenheimer Global Securities Fund / VA (Service Shares)

AIM V.I. Premier Equity Fund (Series II)

Alger American Growth Portfolio (Class S)

Fidelity VIP Growth Portfolio (Service Class 2)

T. Rowe Price Blue Chip Growth Portfolio - II

Van Kampen UIF Equity Growth Portfolio (Class II)

AIM V.I. Capital Appreciation Fund (Series II)

Alger American MidCap Growth Portfolio (Class S)

Janus Aspen Series Capital Appreciation Portfolio (Service Shares)

MFS Investors Growth Stock Series (Service Class)

Van Kampen LIT Aggressive Growth Portfolio (Class II)

Alger American Leveraged AllCap Portfolio (Class S)

Fidelity VIP Contrafund(R) Portfolio (Service Class 2)

Salomon Brothers All Cap Fund (Class II)

MFS New Discovery Series (Service Class)

Oppenheimer Main Street Small Cap Fund / VA (Service Shares)

AIM V.I. Dent Demographic Trends Fund (Series II)

Rydex VT Sector Rotation Fund

Van Eck Worldwide Emerging Markets Fund

Van Eck Worldwide Hard Assets Fund